                                                        Exhibit 1

                         Trust Agreement
                               for
                       ENS Holdings Trust


     This Trust Agreement ("Agreement") is made and entered into this 31st day of December, 1994, between ENSERCH Corporation, a Texas corporation ("EC"), and ENS Holdings Limited Partnership, a
Texas limited partnership ("Trustee").


                     Preliminary Statements

     A.   EC owns a 99% limited partner interest in Enserch
Processing Partners, Ltd., a Texas limited partnership ("EPPL").

     B. EC desires to establish a trust under, and upon the terms and conditions set forth in, this Agreement (the "Trust") and to transfer to the Trust a 53.50% limited partner interest in EPPL
(the "EPPL Interest").

     C. Upon the liquidation of Enserch Exploration Partners, Ltd., a Texas limited partnership ("EP"), EPPL has acquired 89,881,232 shares (the "EPPL Shares") of the common stock, par value $1.00 per share ("Common Stock"), of Enserch Exploration, Inc., a Texas corporation organized in 1994 under the name New Enserch Exploration, Inc. ("Newco"), pursuant to the plan of complete liquidation of EP.

     D. This Agreement contemplates that the Trust will receive the 53,336,434 shares of Newco Common Stock (the "Trust Shares") out of the EPPL Shares as a distribution in redemption of the EPPL Interest and that the Trust shall own and hold the Trust Shares for the benefit of EC.

     E.   Trustee has agreed to act as the trustee of the Trust.


                     Statement Of Agreement

     The parties hereto agree as follows:


                           Article I.
                        Creation Of Trust

     1.1 Parties. The parties to this Agreement are EC and Trustee.

     1.2 Name of Trust. The Trust established hereunder shall be named the "ENS Holdings Trust."

     1.3 Purpose of the Trust. The parties intend that the Trust shall be used solely for the purpose of acquiring the EPPL Interest and then the Trust Shares upon liquidation of the EPPL Interest and owning and holding the Trust Shares for the benefit of EC.

     1.4 Term of Trust. The Trust created hereunder shall continue until it terminates pursuant to Article VII. Upon the termination of the Trust, the remaining Trust Estate (as defined in section 2.1) shall be distributed pursuant to Article IV. The Trust may be amended or modified only upon the written agreement of EC and the Trustee. The Trust may be revoked by EC; provided that EC shall give not less than 90 days prior written notice of termination to the Trustee, whereafter the Trust shall be revoked and terminated on the day specified in such notice.


                           Article II.
                          Trust Estate

     2.1 Trust Estate. The EPPL Interest deposited by EC with Trustee upon the establishment of the Trust, the Trust Shares acquired by the Trust upon the liquidation of the EPPL Interest, and all income of the Trust shall be referred to collectively as the "Trust Estate."

     2.2  Contribution to Trust.  EC shall transfer the EPPL
Interest to Trustee. The Trustee shall not accept any further contributions to the Trust Estate.

     2.3 Redemption of EPPL Interest. After receiving the EPPL Interest, the Trustee, as a limited partner of EPPL, shall provide its consent to EPPL, on or before January 29th, 1995, to receive the Trust Shares in redemption of the Trustee's interest in EPPL as a limited partner and withdrawal of the Trust as a limited partner of EPPL. Such redemption and withdrawal will have the effect of completely liquidating the EPPL Interest so that the Trust Estate will consist solely of the Trust Shares at such time. In no event shall the Trustee provide such consent after January 29, 1995.

     2.4 Holding of Trust Estate. Trustee shall own, hold, manage and distribute the Trust Estate pursuant to the terms of this Agreement. Until Trustee is authorized or required to distribute the Trust Estate pursuant to Article IV, Trustee shall manage the Trust Estate in accordance with Article III.

     2.5 Income of the Trust. The determination of all matters with respect to what portion of the Trust Estate is principal of the Trust and what portion of the Trust Estate is income shall be governed by Texas law.


                          Article III.
      Management of Trust Estate; Trustee Fees and Expenses

     3.1 Investment and Management of Trust Estate. Trustee shall invest, own, manage, and deal with the Trust Estate in whatever form the same may take, from time to time, and however the same may be invested, from time to time, as authorized and provided in this Agreement, subject to the restrictions contained in section 4.2. Trustee shall collect and receive all income, rents, and profits derived from the Trust Estate, and shall pay out, deal with, and dispose of the Income and Principal of the Trust Estate, in all respects as directed by this Agreement, subject to the restrictions contained in section 4.2.

     3.2 Registration of The Trust Shares. Trustee shall cause the Trust Shares to be registered in the name of the Trustee on the books and records of Newco.

     3.3 Reserve. Prior to any distribution of any of the Trust Estate pursuant to Article IV (other than upon termination of the Trust), Trustee may require and establish a reasonable reserve for the payment of unpaid Trust expenses, fees, and other obligations (the "Reserve"). Upon the termination of the Trust pursuant to
Article VII, and after payment of such obligations, the balance of such Reserve shall be disbursed to EC.

     3.4  Trustee's Fees and Expenses.

          (a) Trustee shall be paid $1,000 per year as compensation for its services rendered pursuant to this Agreement
(the "Trustee's Fees").

          (b) The Trustee's Fees shall be charged first against Trust Income and then against Trust Principal. At such time as any of the Trust Estate is distributed pursuant to Article IV, so much of the Trustee's Fees that shall have been earned, accrued, and are still unpaid shall be paid to Trustee prior to the payment of any Trust Principal or Income to EC, provided, however, that in the event there is, at such time, insufficient Trust Income to pay all of said Trustee's Fees, Trustee shall have the right, but not the obligation, to defer the receipt of payment of any amount of the Trustee's Fees to any subsequent time, and in such event, Trustee shall have the right to pay itself earned, accrued, and unpaid Trustee's Fees that were previously due and payable at any time.
In the event of such deferral, the accrued and unpaid Trustee's Fees shall bear interest at the rate of 10 percent per annum from the time such fees were due until actually received by Trustee.

          (c) In addition, Trustee shall be reimbursed from the Trust Estate, first against Trust Income and then against Trust Principal, for all of Trustee's expenses that are reasonably incurred as the result of its performance of its obligations and duties as a trustee under this Agreement (the "Trustee's Expenses").



                           Article IV.
         Distribution of Principal and Income From Trust

     4.1 Limitation on Distribution of Trust Principal and Income. Except as provided in section 4.2, Trustee shall not distribute any Trust Principal or Income from the Trust.

     4.2  Permitted Distributions of Trust Principal or Income.

          (a) Trustee shall distribute to EC (i) any distribution that the Trust receives with respect to the Trust Shares, (ii) any property that the Trust receives in exchange for the Trust Shares or into which Trust Shares may be converted, by shareholder vote or otherwise, and (iii) any other property that the Trust receives under any circumstances; provided, however, that the Trustee shall not so distribute any Newco Common Stock which the Trustee receives
(i) as a share dividend paid on the Newco Common Stock in authorized but unissued shares of Newco Common Stock on a pro rata basis among all holders of Newco Common Stock or (ii) as a result of a pro rata split-up or division of the outstanding Newco Common Stock which does not increase the stated capital of Newco and affects all holders of Newco Common Stock equally. Trustee shall make such distribution to EC promptly after receiving any such property, and Trustee shall not be permitted to invest any of such property in any manner prior to distribution to EC.

          (b)  Upon the termination of the Trust pursuant to
section 7.1, Trustee shall either (i) distribute all of the remaining Trust Estate in kind to EC or (ii) sell all or part of the Trust Estate and distribute the proceeds and any remaining Trust Estate to EC immediately after such sale; provided that the Trustee shall not be permitted to invest any of such proceeds in any manner prior to distribution to EC.

          (c) Notwithstanding the foregoing, if the Trust is terminated before the Trust Income that has been earned, accrued, and received by Trustee, in trust, equals the Trustee's Fees (as set forth in section 3.4(a) of this Agreement) plus all of Trustee's Expenses, then Trustee shall have the right to pay, first out of Trust Income and then out of Trust Principal (to the extent that Trust Income is insufficient or otherwise unavailable to Trustee), the Trustee's Fees and the Trustee's Expenses.

     4.3 Limitation of Liability for Distribution. EC hereby agrees to indemnify and hold Trustee harmless, and defend Trustee from (and pay the reasonable attorney fees and costs incurred in any such defense) any claim, action, or proceeding brought by EC or any third party against Trustee in connection with this Agreement including (1) the distribution of the Trust Estate, if such distribution is made pursuant to sections 4.1 or 4.2 or (2) the failure and refusal of the Trustee to distribute the Trust Estate, if such failure is due to the failure of the EC to provide to Trustee the written authorization to distribute said Trust Estate.

     4.4 Limitation on EC's Rights. Notwithstanding anything contained herein to the contrary, EC shall have no right or power other than pursuant to section 4.2 to cause any of the Trust Estate to be paid or transferred to or for the benefit of any person except as set forth herein.


                           Article V.
    Trustee; Powers; Duties; Resignation; Removal; Successors

     5.1 Trustee. ENS Holdings Limited Partnership shall serve as the trustee of the Trust created by this Agreement.

     5.2 General Powers and Duties. In addition to all other powers and discretion granted to or vested in the Trustee herein, Trustee shall have all other powers granted by law that are not inconsistent with the provisions of this Agreement. Trustee shall perform only the duties specifically set forth herein, and it may refuse to perform any other act unless it receives indemnity satisfactory to it against any loss, claim, or expense.

     5.3 Power to Vote and Dispose of Trust Shares. The Trustee shall vote and may dispose of the Trust Shares, in its sole and absolute discretion, as it deems proper, provided that the proceeds of any disposition must be distributed by the Trust as provided in section 4.2.

     5.4 Resignation of Trustee. Trustee may resign at any time for any reason. Such resignation shall not affect the validity of the Trust. Such resignation shall be effective upon (1) ninety days' advance written notice from Trustee to EC stating that Trustee is resigning and (2) Trustee's designation of a successor Trustee, which successor must be approved by EC at its reasonable discretion. If Trustee has not designated a successor trustee within ten days prior to the proposed effective date of Trustee's resignation, then EC may appoint a successor trustee and, upon such appointment, Trustee's resignation shall be effective. All expenses of Trustee in connection with such action shall be included in Trustee's Expenses. Trustee shall be discharged from further responsibility of such office upon properly accounting for the assets and receipts and disbursements of the Trust Estate of the successor trustee.

     5.5 Removal of Trustee. Trustee may be removed only by an order of a court of competent jurisdiction.

     5.6 Bond. No bond shall be required of any person named in this Agreement as trustee or successor trustee.

     5.7 Successor Trustee Liability. No successor trustee shall be liable for any act, omission, or default of any predecessor trustee. Unless requested in writing by EC, no successor trustee shall have any duty to investigate or review any action of any predecessor trustee and the successor trustee may accept the accounting records of the predecessor trustee showing the Trust Estate without further investigation and without incurring any liability to any person claiming or having any interest in the Trust.

     5.8 Claim Made Against Trust or Trustee. Trustee shall not be required to defend, compromise, contest, or arbitrate any claims or demands, or to commence or defend any action at law or equity, or to commence, defend, compromise, contest, or arbitrate any other proceedings brought or instituted by persons other than EC or with respect to the Trust or the EC to do so, accompanied by money or any indemnity sufficient, in the sole judgment of Trustee, to cover all costs, damages, and liabilities in connection therewith, Trustee may do and perform any or all of the aforesaid acts, in which event it shall have the powers, rights, and discretion that it deems reasonably necessary, including the right to employ such counsel and agents as it shall deem advisable, all at the risk and expense of the Trust Estate.

          In the event that Trustee is involuntarily made a party in any action or proceeding, it shall, upon being served with process, give written notice thereof to EC hereunder, and, if, within five business days thereafter, the EC does not undertake the defense of Trustee, without expense or liability on the part of Trustee, then Trustee shall take such actions as it shall deem necessary and proper, employ such counsel as it deems advisable, and advance its own funds for the payment of expenses in connection therewith, all at the risk and expense of the Trust Estate.

          If Trustee is involuntarily made a party to any action by EC or is requested to act in a manner that Trustee reasonably concludes is either not authorized by this Agreement or which will expose Trustee to liability, Trustee shall be entitled to interplead or otherwise seek judicial relief as it, in its reasonable discretion, deems appropriate, all at the risk and expense of the Trust Estate.

     5.9 Reliance of Trustee. Trustee may rely and shall be protected in acting upon any statement believed by it to be genuine and to have been properly signed and presented by the proper party.

     5.10 Reliance on Statement by Trustee. Any person dealing with Trustee shall be fully protected in relying on Trustee's certificate that it has the authority to take any action under this Agreement. Persons dealing with Trustee shall look only to the Trust Estate to satisfy any liability incurred by Trustee to such person in carrying out the terms of this Agreement.

     5.11 Fiduciary Office. Trustee shall have the right to qualify its execution of any instrument or document so as to (1) limit its undertaking to its fiduciary office and (2) evidence a restriction on its liability to the Trust Estate.

     5.12 Disclosing Trust. Whenever in the judgment of Trustee it shall be necessary or proper in the administration of the Trust, Trustee may disclose the existence, nature, terms, and conditions of the Trust and this Agreement and the ownership of the Trust Shares. Trustee shall have the power to make such filings with the Securities and Exchange Commission and other governmental agencies that in its judgment may be required to disclose any of same.


                           Article VI.
                              Taxes

     The parties agree that for federal income tax purposes all income earned by the Trust (including all gains or losses realized upon the sale or other disposition of the Trust Estate) shall be attributable and allocated to EC, and the parties agree to report such income accordingly.


                          Article VII.
                      Termination Of Trust

     7.1 Termination of Trust. The Trust shall terminate upon the earliest of (1) the distribution of all of the Trust Estate pursuant to Article IV, (2) the distribution of all of the Trust Estate as a result of a court order or a revocation of the Trust by EC pursuant to section 1.4, (3) the bankruptcy, dissolution, or complete liquidation of EC, (4) EC's transfer or attempt to transfer any part of its interest in the Trust, or (5) December 31, 2014.

     7.2 Accounting. Upon termination of the Trust, Trustee shall render a final accounting setting forth the amount of funds placed into the Trust pursuant to sections 2.2 and 2.4, the amount of Trust Income earned, the amount paid to Trustee for Trustee's Fees, Trustee's Expenses, and for other expenses, as permitted herein, and the amount distributed pursuant to Article IV. Upon rendering a proper final account, Trustee shall be discharged from further responsibility of such office.


                          Article VIII.
                       General Provisions

     8.1 Prohibitions Against Assignment or Other Transfers. No party may, in any manner, transfer, assign, hypothecate, or otherwise encumber its interest in the Trust, or its right to receive any of the Trust Estate. The rights and interests of EC in the Trust and in the Trust Estate shall not be subject to the claims of any creditors or liable to an attachment, execution, or process of law.

     8.2 Jurisdiction and Venue. The Trust is created pursuant to and under the laws of the State of Texas, has been accepted by Trustee in the State of Texas, and all matters of validity, interpretation, and enforcement are to be determined in accordance with the law of that state. In the event of any dispute or other legal proceeding with respect to the Trust, the courts of the State of Texas shall have venue over such proceedings.

     8.3 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, invalid, or otherwise contrary to law, the remaining provisions of this Agreement shall be and remain, to the fullest extent possible under such circumstances, fully enforceable and shall be carried out.

     8.4 Title and Captions. All titles and captions are for convenience only and shall not be deemed to be a part of this Agreement.

     8.5 Section References. All section and article numbers refer to sections and articles in this Agreement unless stated otherwise.

     8.6 Notices. All notices, statements, and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly made only when addressed to the party to whom such communication is being sent at the addresses next to the party's signature below and either (1) delivered by hand to the person who has executed this document on behalf of the relevant party, (2) mailed by postage-prepaid first class certified mail, return receipt required, or (3) transmitted by telephone facsimile service, with a copy sent by postage-prepaid first class mail. Any party may change the address to which communications are to be sent by giving notice of such change of address to all other parties in conformance with this section.


                           Article IX.
                          Certification

     10.1 Certification. Any person signing this Agreement as or on behalf of EC certifies, by signing, that he has read the foregoing Agreement, that it correctly states the terms and conditions under which the Trust Estate is to be held, managed, and distributed by Trustee, and that he approves of this Agreement in all its particulars and requests Trustee to execute it.

     10.2 Independent Decision. Each person signing this Agreement as or on behalf of a EC acknowledges that he is not relying on the advice or opinion of Trustee with respect to any legal matter involving the establishment or operation of the Trust.




GRANTOR:

ENSERCH Corporation, a Texas corporation

300 South St. Paul Street
Dallas, Texas  75201

By: /s/ A. E. Gallatin
    ---------------------
       Vice President

TRUSTEE:

ENS Holdings Limited Partnership, a Texas limited partnership

     By:  ENS Holdings I, Inc., a Texas corporation,
                General Partner


     By: /s/ J. W. Pinkerton
         ------------------------
              Vice President